CERTIFICATE  OF  AMENDMENT

                                OF

                    ARTICLES  OF  INCORPORATION

                                OF

                     SIERRA  GOLD  CORPORATION


The undersigned, being the President and the Secretary of Sierra Gold Corporation, a Nevada Corporation, hereby certify that by majority vote of the Board of Directors and majority vote of the stockholders at a meeting held on 18 December, 1998, it was voted and adopted a resolution to amend the original Articles of Incorporation as follows:

The undersigned further certify that ARTICLES ONE and FOUR of the original Articles of Incorporation filed on the 26th day of August, 1988 herein is amended to read as follows:


ARTICLE  ONE,  NAME  is  amended  to  read:

The  name  of  the  Corporation  shall  be:

"PAYFORVIEW.COM  CORP".


ARTICLE  FOUR,  CAPITAL  STOCK  is  amended  to  read:

The total number of authorized capital stock is increased to One Hundred Million (100,000,000) shares at $.0001 par value per shares shall be authorized. Said share at $.0001 per value may be issued by the corporation from time to time for such consideration as may be fixed by the Board of Directors.

The Corporation declare a 2 shares for each 1 share forward stock split to be effective January 15, 1999.

The undersigned hereby certify that they have on this 18th December 1998 executed this Certificate Amending that original
Articles of Incorporation heretofore is file with the Secretary of State of Nevada.

                                   /s/ Barry Somervail

                                   Barry  Somervail,  President

                                   /s/ M. Zapara
                                   M.  Zapara,  Secretary